UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Martin L. Solomon
        P.O. Box 70
        Coconut Grove, Florida  33233

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        November 2000

   5.   If Amendment, Date of Original (Month/Year):

         August 1997

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director (x) 10% Owner (x) Officer (give title below)
        ( ) Other (specify below):
             Co-Chairman

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person


               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount(A)or(D)  Price
                               ----   -   --------------  -----
     Common Stock,                                                    2,012,585             D
     $.01 par value


                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                             10.
                                                                                                     9.     Owner-
                                                 5.                                                Number    ship
                                               Number                                             of Deri- Form of    11.
                    2.                       of Deriv-                                             vative   Deri-   Nature
                 Conver-                       ative                                        8.    Securi-   vative    of
                 sion or                       Secur-                                      Price    ties    Secur-   Indi-
                  Exer-     3.                 ities                            7.          of    Benefi-    ity:    rect
          1.       cise   Trans-              Acquired         6.           Title and     Deriv-   cially   Direct  Benefi-
       Title of   Price   action      4.       (A) or      Date Exer-       Amount of      ative  Owned at  (D) or   cial
        Deriv-      of     Date     Trans-    Disposed    cisable and       Underlying    Secur-   End of  Indirect Owner-
        ative     Deriv-  (Month/   action     of (D)      Expiration       Securities      ity    Month     (I)     ship
       Security   ative    Day/      Code    (Instr. 3,   Date(Month/       (Instr. 3     (Instr. (Instr.  (Instr.  (Instr.
      (Instr. 3) Security  Year)  (Instr. 8)  4 and 5)     Day/Year)          and 4)        5)       4)       4)      4)
      ---------- -------- ------- ---------- ---------- ---------------  ---------------- ------  -------- -------- -------
                                                       Date     Expir-           Amount or
                                                       Exer-    ation            Number of
                                  Code   V    (A)  (D) cisable  Date     Title   Shares
                                  ----   -    ---  --- -------  ------   -----   ---------
     Option        3.25                     A          11/14/00 11/13/05 Common    5,000             5,000    D
                                                                         Stock
                                                                         $.01                                 D
                                                                         par
                                                                         value
     Option                                                                      125,000           125,000    D

     Redeemable                                                                                     22,705    D
     Common
     Stock
     Purchase
     Warrants



     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Martin L. Solomon
   -----------------------------
       Martin L. Solomon

   Dated:  December 15, 2000